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                                   EXHIBIT 99.12

                            CENTURA SOFTWARE CORPORATION
                                   PRESS RELEASE

                CENTURA STRENGTHENS CTD 1.5 DEVELOPMENT ENVIRONMENT
                             WITH POWERFUL CDK APPLETS

REDWOOD SHORES, CA., JULY 13, 1998 ---  Centura Software Corporation (NASDAQ:
CNTR / formerly Gupta Corporation) today announced the availability of Centura Team Developer (CTD) version 1.5. Included in CTD 1.5 is the Centura Developer Extensions Kit (CDK), a powerful application library that allows application development teams to significantly extend the functionality of their programming environment by writing executable plug-ins, or applets, built with CDK.

CTD 1.5 is Centura's integrated development environment for developing 32-bit Windows-based business applications. CTD evolved from SQLWindows, the application development tool-set for 16-bit environments. CTD 1.5 gives application development teams the tools they need to deliver scaleable and robust business applications for enterprise, workgroup, mobile or Web-based deployment. CTD 1.5 contains a rich fourth generation language (SAL), a full-featured source code and a component management system (Team Object Manager), the newly integrated CDK and a variety of other valuable tools.
CTD 1.5 also provides support for both ActiveX and Java bean objects.

"This is a major customer-driven extension to our popular integrated development environment, CTD," stated Lionel Carrasco, Centura's vice president of business development. "The CDK application library, shipped as a component of CTD 1.5, provides a robust collection of software subroutines that developers can use to customize and greatly enhance their SQLWindows/32 development environment. The CDK applet library is so powerful that you can write an entire application with just the CDK subroutines."

CTD 1.5 can be used to create dozens of useful design-time applets including wizards, help tools, code profiling tools, class browsers, Year 2000 compliance tools and any SAL or C++ application. CDK applets are bundled with CTD 1.5 as a result of an overwhelming demand from developers.

Pivotpoint, an industry leader in the mid-range Enterprise Resource Planning software market, has been using CTD and SQLWindows since 1993. They currently have more than 600 source code files that build 300 plus Windows executables. CDK is used extensively to automate functions like code profiling and code updating.

"SQLWindows is our product of choice for real business applications on PC, LAN or Web-based systems," explains Sue Barruw, systems architect at Pivotpoint. "When it comes to massive code


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updates and modifications, CDK is the best tool for the job, allowing us to produce higher quality code in a shorter amount of time."

ABOUT CENTURA SOFTWARE CORPORATION

Since its inception as Gupta Technologies Corporation in 1984, Centura has enjoyed a rich history of innovation, creating the first client/server RDBMS for PCs. Its current product lineup includes embedded databases, SQLBASE AND SQLBASE EXCHANGE, application development tools, SQLWINDOWS, CENTURA TEAM DEVELOPER, and Internet and connectivity products, CENTURA NET.DB and SQLHOST. Today, Centura has 26 offices around the world and supports thousands of developers who embed our tools in applications used by millions of end users. Centura is positioning its client/server products to be Web capable and Mobile ready. Current Centura products are all Year 2000 compliant.

For more information:

Centura Software Corporation            Imagio Public Relations
Kathy Lane                              Bridgitt Arnold
Senior Vice President                   Account Supervisor
(650) 596-3400                          (206)625-0252
http://www.centurasoft.com/             mailto:bridgitt@imagio.com


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